Exhibit 99.1

Press Release of Adept Technology, Inc. dated June 29, 1999

ADEPT TECHNOLOGY SIGNS AGREEMENT TO PURCHASE BYE/OASIS ENGINEERING INC.


Purchase of Minienvironment System & SMIF Interface Manufacturer Should Offer Semiconductor Industry Complete Wafer Handling Solution

         San Jose, California - June 29, 1999 - Adept Technology,  Inc. (NASDAQ:
ADTK), a leading supplier of factory automation  products,  today announced that it has signed a purchase agreement to acquire BYE/OASIS Engineering Inc., a leading private manufacturer of minienvironment systems and Standard Mechanical Interface (SMIF) for the microelectronics industry. Consummation of the acquisition is subject to approval by BYE/OASIS shareholders and satisfaction of certain closing conditions. The parties currently expect the acquisition to close in mid-July, 1999.

         Adept believes the acquisition will broaden its factory automation offerings in the wafer and microelectronic manufacturing industries and that BYE/OASIS will benefit from Adept's industry experience and marketing and service infrastructure. The combined company's solutions for manufacturers are expected to include robotics, minienvironments and SMIF interfaces. Adept Technology has been involved in back-end semiconductor automation since the mid-1980s and just recently introduced two new front-end semiconductor robots. BYE/OASIS has been manufacturing contamination control systems and SMIF interfaces for semiconductor fabrication facilities since 1990.

         "This acquisition emphasizes our commitment to Adept's Rapid Deployment Automation (RDA) strategy which is dedicated to providing products and services that reduce the time, risk and cost of implementing an automation solution," said Brian Carlisle, chairman and chief executive officer for Adept Technology. "Building on BYE/OASIS technology, we hope to make available to the semiconductor industry a more complete wafer handling solution incorporating robotics, environmental controls and SMIF interfaces."

         "We believe the acquisition will enhance our ability to offer more complete contamination control solutions as well as global service and support," said Don Briner, chief executive officer for BYE/OASIS Engineering. "We believe that BYE/OASIS's isolation solution expertise coupled with Adept's robotics knowledge and experience will offer our customers opportunities to increase productivity and decrease costs."

         BYE/OASIS Engineering Inc., established in 1990 is a leading manufacturer of custom minienvironment/microenvironment systems and SMIF interfaces for the microelectronics industry. BYE/OASIS specializes in contamination control solutions for semiconductor fabrication facilities and was an early proponent of isolation technologies as a


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means of wafer  manufacturing.  Product and service  information is available at its worldwide web site http://www.byeoasis.com.

         Adept Technology, Inc., founded in 1983, is America's largest manufacturer of industrial robots. Adept designs and manufactures intelligent automation hardware and software products for manufacturers in the electronics, appliances, telecommunications, pharmaceutical, food processing, and automotive components industries. The company provides a broad, flexible line of software intensive, computer-driven automation products for assembly, material handling and packaging applications. Adept Technology product and service information is available at its worldwide web site http://www.adept.com.

         This press release contains forward-looking statements about a transaction between Adept Technology, Inc. and BYE/OASIS Engineering Inc., which involves risks and uncertainties. The acquisition will involve a number of risks. These risks include, but are not limited to, potential difficulties in the assimilation of key personnel, operations, technologies, and other assets of the acquired company; the risks of entering new markets and other specific risks associated with the business of the acquired company; and additional considerations and important factors about Adept's business described in Management's Discussion and Analysis of Financial Condition and Results of Operations in Adept's most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission. Copies of these filings are available on request from the Investor Relations department of the Company or at the SEC's website at http://www.sec.gov.

         The Adept logo is a registered trademark of Adept Technology, Inc. Adept is a trademark of Adept Technology, Inc. All other trademarks are owned by their respective companies.

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